Exhibit 99.1

FOR IMMEDIATE RELEASE

Thomas Group Announces Third Quarter 2010 Results for Quarter Ended September 30, 2010

Irving, Texas — November 2, 2010 — Thomas Group, Inc. (NasdaqCM: TGIS), a global change management and operations improvement consulting firm, today announced a net loss of $1.5 million, or negative $0.70 per diluted share, for the third quarter of 2010 on revenues of $0.5 million, compared to a net loss of $1.0 million, or negative $0.48 per diluted share, on revenues of $2.1 million for the third quarter of 2009. Loss from operations before income taxes decreased to $1.5 million on $0.5 million in total revenue for the third quarter of 2010 compared to a loss from operations before income taxes of $1.6 million for the third quarter of 2009 on $2.1 million in total revenue.

On August 13, 2010 we completed a reverse stock split of one new share for each five previous shares.  All share numbers and per share numbers in this press release reflect this reverse split.

Third Quarter 2010 Financial Performance

Revenue

Revenue for the third quarter of 2010 was $0.5 million, compared to $2.1 million in the third quarter of 2009. Consulting revenue from US government clients, represented by our Government practice, was $0.4 million, or 85% of revenue, in the third quarter of 2010, compared to $0.5 million, or 23% of revenue, in the third quarter of 2009. We had no consulting revenue from commercial clients, represented by our Commercial and European practices in the third quarter of 2010, compared to $1.3 million, or 62% of revenue, in the third quarter of 2009. Reimbursement of expenses was $0.1 million, or 15% of revenue in the third quarter of 2010, compared to $0.3 million, or 15% of revenue in the third quarter of 2009.

Revenue for the first nine months of 2010 was $3.2 million, compared to $8.0 million in the first nine months of 2009. Consulting revenue from US government clients was $1.3 million, or 41% of revenue, in the first nine months of 2010, compared to $1.9 million, or 24% of revenue, in the first nine months of 2009. Consulting revenue from commercial clients was $1.5 million, or 48% of revenue, in the first nine months of 2010, compared to $5.1 million, or 63% of revenue, in the first nine months of 2009. Reimbursement of expenses was $0.3 million, or 10% of revenue in the first nine months of 2010, compared to $1.1 million, or 13% of revenue, in the first nine months of 2009.

Gross Margins

Gross profit margins for the third quarter of 2010 were 32%, compared to 34% for the third quarter of 2009. Gross profit margins for the first nine months of 2010 were 27%, compared to 38% for the first nine months of 2009. The drop in the quarterly and year-to-date gross margins is related to the significant slowdown of our government and commercial programs during the first nine months of 2010, to lower utilization rates of our consultants in the first nine months of 2010, and to lower pricing on some engagements in this period.

Selling, General & Administrative (SG&A)

SG&A costs for the third quarter of 2010 were $1.7 million, compared to $2.6 million in the third quarter of 2009. The $0.9 million decrease is related primarily to a $0.8 million decrease in payroll costs due to the decline in the number of consultants employed, a $0.1 million decrease in travel related expenses, a $0.1 million decrease in bad debt expense, and a $0.2 million decrease in other costs due to a decline in activity as compared to the same period in 2009, offset by a $ 0.2 million increase in sales commissions and executive bonus due to the reversal of executive bonus in the third quarter of 2009, and $0.1 million increase in stock-based compensation during the third quarter of 2010.

SG&A costs for the first nine months of 2010 were $5.3 million compared to $9.1 million in the first nine months of 2009. The $3.8 million decrease is primarily related to a $2.4 million decrease in payroll costs due to the decline in the number of consultants employed, a $0.2 million decrease in sales commissions and executive bonus, a $0.5 million decrease in travel related expenses, a $0.3 million decrease in legal expenses, a $0.2 million decrease in outside consultants used related to the decrease in activity, a $0.1 million decrease in audit, tax and accounting service costs, a $0.1 million decrease in maintenance and license agreements, a $0.1 million decrease in bad debt expense, a $0.1 million decrease in depreciation and amortization costs, and a $0.1 million decline in other costs due to a decrease in activity and the lower number of consultants employed as compared to prior year, offset by a $0.3 million increase in stock-based compensation during the first nine months of 2010.

Other Income

Other income for the first nine months of 2010 included the collection of $0.2 million from the final liquidation of a former subsidiary in Europe.

Income Tax (Expense) Benefit

For the first nine months of 2010 we incurred income tax expense of $1.6 million compared to an income tax benefit of $2.1 million in the first nine months of last year. In the first quarter of 2010, our cumulative losses began to exceed our cumulative earnings. Additionally, we are not currently profitable, and we determined that as of the end of March 2010 it was no longer probable that we will recover our deferred tax asset. The combined tax effect was to cause an income tax expense of $1.6 million for the first nine months of 2010. The effect is to increase the net loss as well as the loss per share compared to prior quarters. If we are able to return to sustained profitability and when we can comply with all of the requirements of ASC 740-10-25, we should be able to recover all or part of our deferred tax asset.

Working Capital and Cash Flow

Working capital decreased from $8.1 million at December 31, 2009 to $4.2 million at September 30, 2010, due primarily to our operating loss for the first nine months of 2010.

Our 2009 tax losses were available for carryback for Federal tax purposes, and we received refunds of taxes paid in prior years of approximately $2.7 million in the first nine months of 2010. We do not forecast additional tax refunds at this time. Our 2010 tax losses cannot be carried back to prior years, but may be available to offset taxable income, if any, in future years.

For the first nine months of 2010, net cash decreased $0.7 million, compared to a net decrease of $1.9 million for the first nine months of 2009. For the first nine months of  2010, net cash used by operating activities was $0.6 million, compared to net cash used of $1.7 million for the first nine months of 2009.This decrease in net cash used by operating activities is due primarily to the income tax refund received in the first nine months of 2010 of $2.7 million offset by a non-cash decrease in deferred tax assets of $1.6 million, a decrease in our accrued liabilities, and increased collection of our accounts receivable offset by the net loss for the first nine months of 2010. There were no investing activities in the first nine months of 2010, compared to $5,000 in the first nine months of 2009, related to proceeds from the sale of assets. Cash used for financing activities for the first nine months of 2010 was $0.02 million related to the purchase of stock under our stock repurchase plan, compared to $0.2 million in the first nine months of 2009, related to the $0.1 million purchase of stock under our stock repurchase plan and the net tax effect of stock issuances.

Despite our continuing efforts to reduce costs and control expenses, we expect to continue to operate at a loss until we are able to develop client engagements sufficient to generate revenue to allow us to break even. Until then, we will also continue to use our existing resources.

Although we believe we have the potential to return to profitability, there can be no assurance that we will be able to do so soon enough, given our current, limited available resources. There can be no assurance that we will be able to obtain additional working capital beyond our current resources, if needed.

During the first quarter of 2008, we established a written plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, which provides for the purchase of our common stock in support of our announced share repurchase program. The purpose of this stock repurchase program was to reduce the dilution from potential stock incentive payments for new employees. After a waiting period, repurchases commenced on April 7, 2008. During the first quarter of 2010, we repurchased 5,349 shares for a total of $17,737, or an average of $3.31 per share including commissions and fees.

As of January 31, 2010, we completed the authorized repurchase of 161,090 shares under the plan at a total cost of $1,259,640 or $7.81 per share. At this time we have no plans for additional stock repurchases.

Operations and Business Development

In addition to previously announced efforts, we continue to seek additional ways to reduce costs. As of September 30, 2010, we had 11 consultants on furlough. These furloughed consultants will be offered the opportunity to return to the payroll if and when we develop client engagements that require their individual skill sets. We now employ a “variable cost model” for staffing consulting projects which enables us to minimize our “bench costs”.

In addition to these reductions in payroll costs, we have aggressively worked to reduce other costs wherever possible while we focus on generating increased revenue through new contracts for our services. Effective November 1, 2010 members of the management team also will be partially furloughed to reduce SG&A costs until we can generate higher levels of revenue. As with the consultants on furlough, the work schedules of members of the management team will be reevaluated periodically to ensure that necessary functions are performed during this period and that client service and sales efforts continue uninterrupted.

In the near term, our primary sales focus will be on government related entities, although we will continue to pursue commercial business where we have the opportunity to do so. As a result of this change in focus, Barbara D. Stinnett, Executive Vice President and Chief Customer Officer — Worldwide Customer Operations, resigned effective October 31, 2010, to pursue other opportunities more closely aligned with her interests.

Reverse Stock Split and Nasdaq Listing Update

As previously disclosed, on December 11, 2009, we transferred our stock listing to the Nasdaq Capital Market from the Nasdaq Global Market. We made this transfer because we no longer satisfied the requirement of the Nasdaq Global Market to maintain a market value of publicly held shares of at least $5 million. At that time we met the requirements for listing on the Nasdaq Capital Market with the exception of maintaining a minimum closing bid price of $1 per share. Nasdaq granted a grace period until March 15, 2010 to regain compliance with this requirement. On March 16, 2010, we were notified by Nasdaq that we had not regained compliance with this requirement and that our stock would be delisted from Nasdaq.

We filed a request for an appeal hearing and we were granted an extension of time, as permitted under Nasdaq’s Listing Rules, until September 13, 2010, to evidence a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days. Under Nasdaq’s rules, this date represented the maximum length of time that we could have been granted to regain compliance.

In order to provide an additional opportunity to regain compliance, at our 2010 annual meeting of stockholders we received stockholder approval for a potential reverse stock split that would reduce the number of shares of our common stock outstanding in an attempt to increase the price of our common stock. Our Board of Directors approved a reverse stock split effective as of the close of business on August 13, 2010, with an exchange ratio of five existing shares to one new share of our common stock. This reverse stock split was effective at 6:01 p.m. ET on August 13, 2010.

As a result of the Reverse Stock Split, every five shares of our issued and outstanding Common Stock, all Treasury shares, and all unawarded or unvested shares under the our approved stock plans were combined into one share of Common Stock. The Reverse Stock Split did not change the number of authorized shares or par value of the Common Stock.

On September 7, 2010, we received a letter from The Nasdaq Stock Market (“NASDAQ”) confirming that we had regained compliance with Nasdaq’s minimum $1.00 per share bid price requirement. The Nasdaq letter further stated that at that time we met the other applicable standards for Nasdaq listing, and that the Nasdaq Listing Qualifications Hearings Panel had determined to continue the listing of our common stock on The Nasdaq Stock Market.

Although we believe that we are currently in compliance with all of the applicable standards for continued listing on the Nasdaq Capital Market, there is no assurance that we will be able to maintain compliance in the future.

Contact:	Michael McGrath, President and Chief Executive Officer
972.869.3400
mmcgrath@thomasgroup.com
http://www.thomasgroup.com

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About Thomas Group

Thomas Group, Inc. (NasdaqCM: TGIS) is an international, publicly-traded professional services firm specializing in organization change management and operations improvement. Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known for Breakthrough Process Performance, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. Thomas Group has offices in Dallas, Boston and Washington, D.C. For more information, please visit www.thomasgroup.com.

Important Notices:

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Any statements in this release that are not strictly historical statements, including statements about our beliefs and expectations, are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including general economic and business conditions that may impact clients and our revenues, timing and awarding of customer contracts, revenue recognition, competition and cost factors, lack of profitability and potential delisting as well as other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2009. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “could,” “should,” “may,” “would,” “continue,” “forecast,” and other similar expressions. These forward-looking statements speak only as of the date of this release. Except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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THOMAS GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Consulting revenue before reimbursements	$442	$1,783	$2,834	$6,939
Reimbursements	77	315	330	1,067
Total revenue	519	2,098	3,164	8,006
Cost of sales before reimbursable expenses	275	1,071	1,995	3,898
Reimbursable expenses	77	315	330	1,067
Total cost of sales	352	1,386	2,325	4,965
Gross profit	167	712	839	3,041
Selling, general and administrative expenses	1,666	2,595	5,257	9,107
Operating loss	(1,499)	(1,883)	(4,418)	(6,066)
Interest income, net of expense	(1)	—	(2)	6
Other income	—	302	180	329
Loss from operations before income taxes	(1,500)	(1,581)	(4,240)	(5,731)
Income taxes expense (benefit)	2	(557)	1,613	(2,128)
Net loss	$(1,502)	$(1,024)	$(5,853)	$(3,603)

Loss per share:
Basic	$(0.70)	$(0.48)	$(2.76)	$(1.69)
Diluted	$(0.70)	$(0.48)	$(2.76)	$(1.69)

Weighted average shares:
Basic	2,152	2,123	2,122	2,131
Diluted	2,152	2,123	2,122	2,131

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THOMAS GROUP, INC.

Selected Consolidated Financial Data

(Amounts stated in thousands)

Selected Geographical Revenue Data

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenue:
North America	$516	$1,538	$2,829	$5,309
South America	—	—	—	17
Europe	3	560	335	2,680
Total revenue	$519	$2,098	$3,164	$8,006

Selected Balance Sheet Data

(Unaudited)

	September 30, 2010	December 31, 2009
Cash and cash equivalents	$4,331	$5,004
Trade accounts receivables	297	849
Income tax receivable	109	2,835
Deferred tax asset (current), net	0	111
Total current assets	4,974	9,458
Deferred tax asset (non-current), net	0	1,471
Total assets	5,427	11,578
Total current liabilities	743	1,366
Total liabilities	793	1,492
Total stockholders’ equity	$4,634	$10,086

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